Exhibit 99.1
News Release

Contacts:
Investor Relations		Media Relations
Jeff Norris	Danielle Dietz	Sie Soheili
jeff.norris@capitalone.com	danielle.dietz@capitalone.com	sie.soheili@capitalone.com

FOR IMMEDIATE RELEASE: July 20, 2023
Capital One Reports Second Quarter 2023 Net Income of $1.4 billion, or $3.52 per share
McLean, Va. (July 20, 2023) – Capital One Financial Corporation (NYSE: COF) today announced net income for the second quarter of 2023 of $1.4 billion, or $3.52 per diluted common share, compared with net income of $960 million, or $2.31 per diluted common share in the first quarter of 2023, and with net income of $2.0 billion, or $4.96 per diluted common share in the second quarter of 2022.
“We continue to lean into attractive opportunities to grow and build our franchise in our domestic card and national retail bank businesses, and our opportunities are enhanced by our technology transformation." said Richard D. Fairbank, Founder, Chairman, and Chief Executive Officer. "Our investments to build and leverage a modern technology infrastructure are expanding our opportunities and driving value creation over the long-term.”
All comparisons below are for the second quarter of 2023 compared with the first quarter of 2023 unless otherwise noted.
Second Quarter 2023 Income Statement Summary:
•Total net revenue increased 1 percent to $9.0 billion.
•Total non-interest expense decreased 3 percent to $4.8 billion:
◦1 percent decrease in marketing.
◦3 percent decrease in operating expenses.
•Pre-provision earnings(1) increased 7 percent to $4.2 billion.
•Provision for credit losses decreased $305 million to $2.5 billion:
◦Net charge-offs of $2.2 billion.
◦$318 million loan reserve build.
•Net interest margin of 6.48 percent, a decrease of 12 basis points.
•Efficiency ratio of 53.20 percent.
•Operating efficiency ratio of 43.36 percent.
(1)    Pre-provision earnings is a non-GAAP metric calculated based on total net revenue less non-interest expense for the period. Management believes that this financial metric is useful in assessing the ability of a lending institution to generate income in excess of its provision for credit losses. See our Financial Supplement, filed as Exhibit 99.2 to our Current Report on From 8-K on July 20, 2023 with the Securities and Exchange Commission (the “SEC”), “Table 15: Calculation of Regulatory Capital Measures and Reconciliation of Non-GAAP Measures” for a reconciliation and additional information on non-GAAP measures.

Capital One Second Quarter 2023 Earnings

Second Quarter 2023 Balance Sheet Summary:
•Common equity Tier 1 capital ratio under Basel III Standardized Approach of 12.7 percent.
•Period-end loans held for investment in the quarter increased $2.5 billion, or 1 percent, to $311.3 billion.
◦Credit Card period-end loans increased $5.3 billion, or 4 percent, to $142.5 billion.
•Domestic Card period-end loans increased $5.0 billion, or 4 percent, to $136.0 billion.
◦Consumer Banking period-end loans decreased $871 million, or 1 percent, to $77.3 billion.
•Auto period-end loans decreased $811 million, or 1 percent, to $75.8 billion.
◦Commercial Banking period-end loans decreased $2.0 billion, or 2 percent, to $91.6 billion.
•Average loans held for investment in the quarter increased $1.9 billion, or 1 percent, to $309.7 billion.
◦Credit Card average loans increased $4.1 billion, or 3 percent, to $138.8 billion.
•Domestic Card average loans increased $3.9 billion, or 3 percent, to $132.5 billion.
◦Consumer Banking average loans decreased $1.3 billion, or 2 percent, to $77.7 billion.
•Auto average loans decreased $1.2 billion, or 2 percent, to $76.2 billion.
◦Commercial Banking average loans decreased $897 million, or 1 percent, to $93.2 billion.
•Period-end total deposits decreased $6.1 billion, or 2 percent, to $343.7 billion, while average deposits increased $3.6 billion, or 1 percent, to $343.7 billion.
•Interest-bearing deposits rate paid increased 51 basis points to 2.91 percent.

Capital One Second Quarter 2023 Earnings

Earnings Conference Call Webcast Information
The company will hold an earnings conference call on July 20, 2023 at 5:00 PM Eastern Time. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast via the company’s home page (www.capitalone.com). Under “About,” choose “Investors” to access the Investor Center and view and/or download the earnings press release, the financial supplement, including a reconciliation of non-GAAP financial measures, and the earnings release presentation. The replay of the webcast will be archived on the company’s website through August 3, 2023 at 5:00 PM Eastern Time.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this earnings press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.
About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company which, along with its subsidiaries, had $343.7 billion in deposits and $467.8 billion in total assets as of June 30, 2023. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.
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